Exhibit 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Southern Union Company:

As independent public accountants, we hereby consent to the incorporation by reference of our report dated November 2, 1999 (except for the information discussed in Note 2, as to which the date is November 16, 1999), included in Providence Energy Corporation's Form 10-K for the fiscal year ended September 30, 1999, into this Current Report on Form 8-K of Southern Union Company and to all references to our firm included in this Form 8-K. It should be noted that we have not audited any financial statements of Providence Energy Corporation subsequent to September 30, 1999, or performed any audit procedures subsequent to the date of our report.




                                                     ARTHUR ANDERSEN LLP
                                                     Arthur Andersen LLP



Boston, Massachusetts
October 5, 2000